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                                                                   EXHIBIT 10.13

                         MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of this 1 day of Sept., 1998, by and between HEALTH OPTIONS ILLINOIS, INC., an Illinois corporation ("PHO"), and NORTH AMERICAN MEDICAL MANAGEMENT - ILLINOIS, INC. an Illinois corporation ("Manager").

                                   WITNESSETH

         WHEREAS, PHO is a physician hospital association of physicians and physician practice groups organized to engage in managed care contracting with insurance companies, health maintenance organizations, employer self-funded plans, health plans, provider sponsored organizations, and other managed care organizations; and

         WHEREAS, PHO desires to retain the services of Manager in connection with selected business and administrative functions of its physician network, including but not limited to, negotiating with managed care organizations with respect to the delivery of health care services to the subscribers or beneficiaries of health care plans, so as to permit physicians participating in its network to devote their efforts on a concentrated and continuous basis to the rendering of medical services to patients.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby forever acknowledged and confessed, IPA agrees to purchase the business management services of Manager and to appoint Manager as its agent to negotiate with managed care organizations on its behalf as described herein, and Manager agrees to provide such services and accepts its appointment as agent on the terms and conditions provided in this Agreement.

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, each of the following terms shall have the meaning set forth below:

         1.1 "BENEFICIARY" shall mean any eligible individual who is covered under a Benefit Agreement offered by a Payor and entitled to receive the Covered Services pursuant to such Benefit Agreement.

         1.2 "BENEFIT AGREEMENT" shall mean the contract which establishes a Payor's obligation to the Beneficiary for the payment of medical, hospital or other health care benefits.


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         1.3      "COVERED SERVICES" shall mean those medical services
enumerated in Payor Contracts which Participating Physicians are obligated to provide to Beneficiaries.

         1.4 "PHO EXPENSES" shall mean all reasonable expenses of PHO which are not covered by this Agreement, including but not limited to, (i) expenses for director and officer liability insurance, professional liability insurance and other insurance, (ii) travel and education expenses incurred by PHO members on matters not related to the management or administration of the PHO, (iii) marketing and advertising expenses over and above budgeted amounts, (iv) officer stipends, including fees paid to medical directors and other medical consultants, (v) director stipends for meeting attendance, (vi) optional programs and specialized services focused on physician offices, including non routine software enhancements, (vii) legal, auditing and financial review and other professional fees of PHO related to PHO's review of Manager's books and records, and (viii) costs for any management services not related to risk contracts.

         1.5 "PHO SURPLUS" shall mean the pre-tax net income of PHO for risk contracts as determined by generally accepted accounting principles on an accrual basis, which shall be calculated as the revenues of the PHO from all sources relating to risk contracts, including without limitation, health plan capitation payments, earned interest, incentive fund payments, reinsurance and third party recovery amounts, minus the expenses of operating the business of the PHO, which expenses shall include all Medical Expenses including capitation expenses as determined by actuarially sound methods of distributing available capitation from health plans and the Manager service fee described in Section 7.2(a). Revenue, incentive payments and expenses for other PPO, POS, and non-risk business shall be excluded for purposes of calculating surpluses earned on risk contracts.

         1.6 "MANAGER EXPENSES" shall mean all expenses which are incurred by Manager or its agents in connection with the performance of its duties under this Agreement, including but not limited to, (i) Executive Director salary and fees, (ii) salaries, benefits and other direct costs of Manager employees, (iii) obligations of Manager under leases or subleases entered into in connection with the performance of services hereunder, (iv) federal and state income, personal property and intangible taxes assessed against Manager, (v) general liability and insurance expenses of Manager (vi) costs of corporate allocations such as routine computer hardware and software licenses currently used by Manager in performing its services as well as routine enhancements and upgrades, and (vii) other expenses incurred by Manager in carrying out its obligations under this Agreement.

         1.7 "MEDICAL EXPENSES" shall mean all expenses which are incurred by PHO or its agents in connection with the Covered Services provided to patients/Beneficiaries for which PHO has responsibility pursuant to the applicable Payor Contract.

         1.8 "MEDICAL SERVICES" shall mean general medical, specialty and other health care services provided by Participating Physicians and other professional personnel, pursuant to contracts between the PHO and third party payors, including, without limitation, employees and independent contractors.


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         1.9      "OUTCOMES MEASUREMENT PROGRAM" shall mean either the outcomes measurement program developed, established and administered by PHO or its agents for outcomes measurement activities, or a similar program developed, established and administered by a Payor.

         1.10 "PARTICIPATING PHYSICIANS" shall mean the physicians licensed to practice medicine in the State of Illinois, and qualified to participate in government programs as applicable who have entered into a Participation Agreement with PHO.

         1.11 "PARTICIPATION AGREEMENTS" shall mean the Participation Agreements by and between PHO and its Participating Physicians or other Providers pursuant to which the Participating Physicians or Providers agree to provide Covered Services to Beneficiaries under Payor Contracts entered into by PHO.

         1.12 "PAYOR" shall mean any entity having a current valid Payor Contract with PHO and which pays, indemnifies, or makes payments on behalf of Beneficiaries for medical and hospital costs. This definition includes, but is not limited to, insurance companies, health maintenance organizations, managed care organizations, preferred provider organizations, Medicare and Medicaid, third party administrators, a partially or fully self-insured employer, a multiple employer trust or an employee welfare benefit plan and the clients of any of the preceding entities.

         1.13 "PAYOR CONTRACT" shall mean an agreement between PHO and a Payor pursuant to which PHO agrees on behalf of the Participating Physicians to render Covered Services to Beneficiaries through the Participating Physicians at amounts determined and established in such agreement. Unless the PHO and Manager mutually agree on a method by which Manager shall administer and be compensated for non-capitated Payor Contracts, Payor Contracts as used in this Agreement shall include only those agreements for which payment is made to the PHO on a capitation basis in which capitation is made to PHO for a broad range of medical services.

         1.14 "PROVIDER" shall mean any Physician, group medical practice, hospital or other health care provider which is a participating provider of a Payor with which PHO contracts.

         1.15 "UTILIZATION MANAGEMENT PROGRAM" shall mean (i) the utilization management program developed, established and administered by PHO or its agents for the determination of the medical necessity of medical services provided to Beneficiaries, (ii) a utilization management program developed by a Payor and administered by PHO, or (iii) a utilization management program developed, established and administered by a Payor.


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                                   ARTICLE II

                                    GENERAL

         2.1 RETENTION OF MANAGER. PHO hereby retains Manager for the purpose of rendering all business management and support services specified in
Article III hereof and for the purpose of facilitating the negotiation and execution of contracts with Payors on behalf of PHO in accordance with the provisions of Article IV hereof, and Manager accepts such retention, subject at all times to the provisions of this Agreement.

         2.2 ENGAGEMENT TERMS. PHO retains Manager as its exclusive management services provider. PHO acknowledges that Manager may provide its services hereunder directly or may assign any and all of its obligations hereunder to one of it's Affiliates or to PhyCor, Inc or one of its affiliates. Provided however, any significant material function being considered for subcontracting will be submitted to PHO for prior approval for input prior to execution of a subcontract. Such prior approval will be promptly determined and not unreasonably withheld. Manager shall provide such management services and/or health care contract negotiation or agency services to PHO and its Participating Physicians as PHO may reasonably request. Manager is expressly authorized to provide such services in any reasonable manner Manager deems appropriate to meet the day-to day requirements of the business functions of PHO and PHO's provision of Covered Services to Beneficiaries. Manager may, to the extent it deems appropriate, perform such business office services for PHO at locations of Manager's choosing. Manager shall not without prior written approval provide any management services to competing hospitals or PHOs as listed: St. Therese Medical Center, Condell Medical Center, and Lake Forest Hospital or their successors or affiliates with principal locations of service in Lake County, Illinois or within the Zip Codes described in the attached Exhibit A which define the primary service area of the PHO. PHO acknowledges that Manager and its assignees may provide management services to PHO and to such other groups or entities through common management information systems, employees and other resources. Nothing contained herein is intended to restrict in any respect the ability of PhyCor, Inc. ("PhyCor") or any of its affiliates from engaging in the acquisition or management of group medical practices within the Restricted Area defined in Exhibit A. PHO and Manager agree that Manager is bound by certain restrictions included in its agreement with Highland Park HealthCare. The provision of management services to PHO by Manager for Medicare risk contracts servicing Lake County, Illinois will require the written approval of Highland Park HealthCare.

         2.3 NEW SERVICES/LOCATIONS. Manager, at its option, shall have the exclusive right to provide additional or new business management and other services necessary to support PHO; provided that PHO determines that it needs or desires such other services. Should Manager decline to provide the new or additional services, PHO may perform or purchase such services from others at its own expense.


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         2.4      MEETINGS. PHO shall notify Manager in writing and shall
provide Manager or its assignees the opportunity to be present and heard at all meetings of the PHO governing body or meetings of the PHO's senior officers except those meetings or portions of meetings concerning Manager. Without the written consent of Manager or its assignee, PHO shall not conduct meetings with payors.

         2.5 BOOKS AND RECORDS. PHO shall, at its cost and expense, have the right, upon reasonable notice and during business hours, either directly or through its agents, to review all books and records of the Manager and its Affiliates in connection with services to be provided to the PHO hereunder. PHO and its auditors or agents will agree to protect the confidentiality of manager's proprietary procedures and not disclose them to any third party without written permission from Manager.

                                  ARTICLE III

                                    SERVICES

         3.1 PERFORMANCE OF MANAGEMENT FUNCTIONS. Manager may provide or arrange for others to provide the services called for by this Agreement as described herein in Schedule B. Manager is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of PHO operations in accordance with the general standards approved by the governing body of PHO, including, without limitation, performance of some of the business office functions at locations other than the office of PHO. PHO will not act in a manner which would prevent Manager from efficiently managing the day-to-day operations of PHO in a business-like manner.

         3.2 FINANCIAL PLANNING AND GOALS. Manager shall prepare annual capital and operating budgets reflecting in reasonable detail anticipated revenues and expenses and sources and uses of capital for the development and conduct of PHO's activities. Said budget shall be presented to the governing board of PHO at least sixty (60) days prior to the commencement of each fiscal year of PHO. The governing board of PHO, shall, in its sole discretion approve, modify or reject the proposed budgets submitted by Manager, but shall, in any event, adopt an annual capital budget and an annual operating budget prior to the commencement of each fiscal year. Manager will monitor the performance of Participating Physicians, including certain key physicians, physician organized delivery systems ("PODS") and the overall performance of PHO and will make annual recommendations on the bonus distributions to be paid to key physicians from PHO Surplus, as applicable.

         3.3 AUDITS AND STATEMENTS. Manager shall prepare financial statements reflecting the operations of PHO on a monthly basis and PODS performance reports on a quarterly basis or at such other frequency as Manager and PHO mutually determine to be reasonable. All financial statements prepared by Manager shall be prepared in accordance with generally accepted accounting principles. If PHO desires an audit of these financial statements, it may obtain such audit as a PHO Expense;


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provided, however that should such an audit reveal material inaccuracies in these financial statements, Manager shall reimburse PHO the cost of said audit.

         3.4 ACCESS. Upon reasonable notice to Manager and without disruption to normal business activities, PHO's senior officers, members of PHO's governing body, or agents appointed by either shall have the right during normal business hours to audit, examine, and make copies of books of account maintained by Manager with respect to the provision of Covered Services and Manager's billings and collections on PHO's behalf.

         3.5      NON-MEDICAL MANAGEMENT AND ADMINISTRATIVE SERVICES.

                  (a) PHO hereby appoints Manager as its exclusive manager and administrator of all day-to-day business functions for PHO's risk contract business. PHO agrees that the purpose and intent of this Agreement is to relieve its Participating Physicians and other Providers, to the maximum extent possible, of the administrative, accounting, personnel and business aspects of PHO, with Manager assuming responsibility and being given all necessary authority to perform these functions. Manager's specific responsibilities shall include without limitation: (i) maintaining open communications with PHO, PODS leaders and such other key physicians as identified by PHO; (ii) appraising PHO, PODS leaders and key physicians of central business issues; providing on-site office staff education and training as requested by PHO; (iii) providing staffing and administrative assistance at all PHO board and PODS leadership meetings to transcribe meeting minutes and provide input as appropriate; (iv) assisting PHO in providing prompt review and response to patient or provider grievances, inpatient reviews, ambulatory referral reviews, discharge planning, other administrative functions to support the utilization review process and review and updates of Physician handbooks; (v) providing actuarial consulting services for purposes of estimating PHO's reserves and incurred but not reported ("IBNR") claims; and (vi) such other assistance as agreed to by the parties to support PHO's obligations to Participating Providers as set forth in certain Participation Agreements and PHO's Policies, Rules and Regulations. Manager and PHO agree that only Participating Physicians and Providers will perform the medical functions and provide medical services through PHO. Manager will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Manager may, however, advise PHO as to the relationship between its performance of medical functions and the overall administrative and business functioning of PHO. The parties acknowledge and agree that PHO, through its governing body and Participating Physicians and Providers, and not Manager, shall be responsible and liable for and shall have complete authority, supervision, and control over the provision of all Medical Services performed for patients and that all diagnoses, treatments and procedures related to Medical Services shall be provided and performed under the supervision of Physicians or other appropriately licensed professionals, as such professionals, in their sole discretion, deem appropriate.

                  (b) Manager shall, on behalf of PHO, bill and collect professional fees for medical services rendered by Participating Physicians of PHO to the extent permitted under the applicable Payor Contract, and bill and collect from managed care organizations for professional fees for medical services rendered or to be rendered by Participating Physicians to Beneficiaries which are to be paid for by the managed care organization. PHO hereby appoints Manager for the term


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hereof to be its true and lawful attorney-in-fact, for the following purposes:
(i) to bill managed care organizations in PHO's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in PHO's name and on its behalf; (iii) to receive payments from Payors, including prepayments received from health care plans, Medicare, Medicaid and all other third-party payors or managed care organizations; (iv) to take possession of and endorse in the name of PHO (and/or in the name of an individual physician, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (v) to determine, in accordance with performance criteria contained in Exhibit C, which claims for payment from Participating Physicians are appropriate and to pay such claims on a prompt basis, including fee for service and capitation payments due Participating Physicians pursuant to the Participation Agreement and to make prompt payment within thirty days of properly submitted "clean" claims presented for payment by any other providers who are to be paid by PHO, and (vi) with PHO's prior written consent, to initiate the institution of legal proceedings in the name of PHO to collect any accounts and monies owed to the PHO, to enforce the rights of PHO as creditors under any contract or in connection with the rendering of any Covered Service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries).

                  (c) Manager shall have procedures augmented in an PHO Board approved banking resolution to permit Manager access to the PHO checking account, which shall be established and maintained at a mutually acceptable bank. In connection with the administration of funds under this Section and throughout the term of this Agreement, PHO hereby grants Manager a special power of attorney and appoints Manager as PHO's true and lawful agent and attorney-in-fact, and Manager hereby accepts such special power of attorney and appointment, to deposit appropriate funds into the PHO account and to make withdrawals in accordance with the banking resolution from the PHO account for payments specified in this Agreement and as requested by PHO. Manager shall be obligated to deposit any monies or other assets it receives for any reason on behalf of PHO in the PHO account. PHO shall insure that adequate working capital is available in the account for the prompt payment of all obligations. Notwithstanding the special power of attorney granted to Manager hereunder, PHO may continue to draw checks on the PHO account. Upon request of Manager or the financial institution wherein the PHO account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney shall be granted to Manager by PHO.

                  (d) Manager shall design, supervise and maintain custody of all files and records relating to the operation of PHO in a format suitable for review by outside parties, including but not limited to accounting, billing, contracts and leases, and collection records. Manager shall maintain routine communications with PHO's chief financial officer and/or finance committee and shall assist PHO in preparing reports for PHO's board in advance of each board meeting. Patient medical records shall not be maintained by Manager and shall at all times be and remain the property of PHO or its Participating Physicians or Providers and shall be located at clinical facilities where they are readily accessible for patient care. The management of all medical records shall comply with applicable state and federal statutes. Manager shall use its best efforts to preserve the confidentiality


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of patient medical records and use information contained in such records only for the limited purposes necessary for performing the services set forth herein; provided, however, in no event shall a breach of said confidentiality requirement be deemed a default under this Agreement.

                  (e) Manager shall provide the data necessary for PHO to prepare its annual income tax returns and shall assist PHO in the preparation and filing of such returns. Manager, however, shall have no responsibility for the preparation, filing, or protesting of PHO's federal or state income tax returns or the payment of such income taxes.

         3.6 NETWORK DEVELOPMENT AND PHYSICIAN RECRUITMENT. Manager shall perform administrative services reasonably necessary and appropriate to develop the PHO, such as identifying potential candidates for participation in the PHO network and arranging interviews. However, it will be and remain the responsibility of PHO to interview, select, contract with, supervise, compensate, control and terminate all physicians performing Covered Services or other professional services, and Manager shall have no authority whatsoever with respect to such activities. Manager shall appoint an Executive Director whose primary assignment shall be to coordinate the delivery of services provided by Manager under this Agreement and who shall be accessible to PHO and its providers during regular business hours and on-call as required to respond to PHO needs. PHO shall not unreasonably withhold consent for Executive Director to have other assignments in the best interests of Manager's efficiency.

         3.7 CREDENTIALING. Manager shall assist PHO in implementing its credentialing process, administering the credentialing and recredentialing process implemented by PHO under its own standards or those required by any Payor (including, but not limited to, obtaining information regarding licensure, medical staff participation, insurance coverages and other information relevant to credentialing standards of PHO or the Payors), arranging interviews and reporting the results of the credentialing of each physician to the appropriate committee or to the governing body of PHO; provided, however, that PHO shall interview and make the ultimate decision as to the suitability and compliance with credentialing and recredentialing standards of any physician to become associated with PHO, and PHO shall be responsible for implementing the appropriate credentialing standards and offering or denying a Participation Agreement to a physician.

         3.8 CLAIMS COLLECTION AND PAYMENT. On behalf and for account of PHO, Manager shall establish and maintain credit and billing and collection policies and procedures and shall bill and collect all professional and other fees due from Payors for Covered Services provided by or on behalf of PHO. Manager shall operate the claims collection and payment operations in such manner as to ensure timely and accurate processing and payment of claims consistent with PHO's Participation Agreements and Payor Contracts. Manager shall advise and consult with PHO regarding the fees and sub-capitation payments for Covered Services under capitated agreements and shall reasonably and mutually agree to NAMM's recommended rates for these payments; however for non-risk fee-for-service agreements for PPO services or for any risk agreement held by health plans or third party payors, physician members of the PHO Board shall establish the fees to be charged for Covered


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Services, and Manager shall have no authority whatsoever with respect to the establishment of such fees. If contracts are negotiated by Manager with a Payor which involve a pass through of physician fees with little or no integration of activities or which put physicians at little risk for the performance of other physicians, then Manager shall comply with all requirements established from time to time by applicable federal or state antitrust enforcement authorities regarding the permissible scope of activities of Manager as the agent messenger in establishing and negotiating fees.

         3.9 CASE MANAGEMENT SERVICES. Manager shall provide administrative assistance to PHO in managing the provision of Covered Services to Beneficiaries, including conferring with Participating Physicians regarding compliance with Payor requirements regarding appropriate courses of treatment.

         3.10 UTILIZATION MANAGEMENT, OUTCOMES MEASUREMENT AND QUALITY IMPROVEMENT. Manager shall assist PHO in fulfilling its obligation under any Utilization Management, Outcomes Measurement, or Quality Improvement programs implemented by any Payor or by Manager. Such outcomes measurement and utilization management function shall be carried out in accordance with the requirements of the applicable Payor Contract and may include any requirements or standards adopted by the governing body of PHO.

         3.11 PRE-CERTIFICATION, REFERRAL PRE-CERTIFICATION SERVICES. Manager shall assist PHO in establishing a system for verification of Beneficiary eligibility and shall assist PHO in processing referral requests from Participating Physicians in accordance with the requirements established in the applicable Payor Contract or by the PHO. Manager shall assist the PHO in reviewing each referral, based upon established medical criteria, to ensure that the referral is appropriate under the applicable requirements regarding medical necessity and utilization. Manager shall assist PHO in assuring that referral authorizations are processed, routed to the appropriate specialty care provider, or denied. PHO shall insure that its participating providers comply with Manager's procedures for the processing of referrals and certification of service.

         3.12 NEW SERVICES. Manager shall work with PHO to consider from time to time whether it would be in the best interests of PHO for Manager to make additional services available to PHO at its expense. If the parties mutually agree on a new service, Manager shall make a good faith effort to develop or acquire such services for PHO.

         3.13 COMPLIANCE WITH APPLICABLE LAWS. Manager shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.


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                                   ARTICLE IV
                            MANAGED CARE CONTRACTING

         4.1 DELEGATION OF AUTHORITY TO NEGOTIATE. PHO hereby authorizes Manager and appoints Manager as its attorney-in-fact to negotiate within the parameters set by PHO and to recommend for PHO's execution, Payor Contracts on behalf of PHO, including the details of capitation payment arrangements, in accordance with criteria established from time to time by PHO. The negotiation of fees with respect to any non-risk contracts that might be sought, shall be undertaken strictly in compliance with antitrust precautions. All Payor Contracts shall be subject to approval by PHO in accordance with procedures established by the governing body of the PHO and this contingency will be clearly communicated to Payors by Manager.

         4.2 PAYOR CONTRACT PERFORMANCE. PHO shall provide or arrange for Participating Physicians and other Providers to provide to Beneficiaries all of the Covered Services under each Payor Contract entered into by Manager on behalf of PHO in accordance with the terms of this Agreement, the Participation Agreements and such Payor Contract. Manager's responsibilities shall include without limitation, payment of provider capitation payments as provided in Participation Agreements and prompt payment of clean claims presented to PHO for payment by other Providers in accordance with the performance standards in Exhibit C.

         4.3 NEGOTIATION OF TERMS. Based on capitation rates and models, fee schedules, and other information agreed to by PHO, Manager will enter into negotiations with prospective Payors for the provision of Covered Services. If the terms of any proposed Payor Contract differ from the scope of Covered Services or compensation arrangements specified by PHO or its Participating Physicians, Manager will review with the PHO the proposed terms of such contract. PHO shall not unreasonably withhold its approval.

         4.4 ADDITIONAL SERVICES. Manager may provide additional managed care contracting services to PHO in accordance with terms and subject to compensation arrangements agreed to by the parties.

                                   ARTICLE V
                     AGREEMENTS AND RESPONSIBILITIES OF PHO

         5.1 Licenses and Medical Practice. It shall be the duty of PHO to assure that each of PHO's Participating Physicians execute PHO's standard form of Participating Physician Agreement attached hereto as Exhibit E, particularly in regards to Article III of that agreement regarding medical services and responsibilities, and that other PHO Providers execute PHO's standard agreements incorporating obligations of such Providers to maintain required licenses and to comply with all legal requirements relating to the furnishing of Covered Services and other medical services to the public.


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         5.2      MEDICAL PRACTICE. The parties agree that PHO's Participating
Physicians and other Providers are to retain sole control of their medical practices and maintain the physician-patient relationship, both in accordance with the best medical judgment and discretion of the Participating Physicians. The parties further agree that the Participating Physicians and other Providers must remain solely responsible for the quality of medical services provided, must render such services in accordance with generally accepted medical practice and professionally recognized standards, and must exercise independent medical judgment and have full authority over all Covered Services and all clinical decisions pertaining to the delivery of Covered Services.

         5.3 UTILIZATION MANAGEMENT, OUTCOMES MEASUREMENT AND QUALITY IMPROVEMENT. PHO shall adopt and monitor the implementation of Utilization Management, Outcomes Measurement and Quality Improvement Programs designed to monitor and evaluate the quality of Covered Services provided by Participating Physicians and other Providers and to evaluate the professional skills of potential participating providers (including, without limitation, determining whether each such provider may provide Covered Services and the scope and conditions of such privileges) prior to permitting such persons to provide Covered Services. Manager shall provide administrative services to PHO in performing these programs.

         5.4 ACCESS. At all times during the term of this Agreement, PHO shall permit Manager to have access to all of PHO's books, records and reports, contracts, agreements, licenses, survey, accreditations and any and all other information reasonably requested by Manager to perform its duties under this Agreement.

         5.5 DELIVERY OF RECEIPTS. In the event PHO receives any funds due PHO pursuant to a Payor Contract, PHO shall immediately deliver such funds to Manager for deposit to the proper PHO bank account and for use on behalf of PHO by Manager.

                                   ARTICLE VI
                         INSURANCE AND INDEMNIFICATION

         6.1      INSURANCE.

                  (a) Participating Physician Insurance Coverage. It shall be the duty of PHO to implement policies and procedures to assure that each Participating Physician and Provider has obtained and continues to maintain throughout the term of this Agreement, at such Physician's or Provider's cost and expense, a policy of general liability insurance with such coverages and with such limits as shall be mutually satisfactory to PHO and Manager. In addition, PHO shall cause each Participating Physician and other Provider to carry professional liability insurance with limits of at least one million dollars ($1,000,000) per occurrence and at least three million dollars ($3,000,000) in the annual aggregate or, if greater, such amounts as are required by the Payor Contracts. Upon request of Manager, PHO agrees to provide to Manager appropriate certificates or other evidence of such general and professional liability insurance coverages. Through its agreements with Participating Physicians, PHO shall require that for a period of four years after termination of such


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agreements, any Physician whose professional liability insurance coverage is through a claims made policy shall either purchase tail coverage for such period or else remain in the practice of medicine and be covered by a claims made policy with limits equal to or greater than those set forth above.

                  (b) PHO Insurance. PHO shall purchase managed healthcare professional liability insurance in an amount appropriate to the liability risk assumed by PHO, with limits of at least $1,000,000 per occurrence and $3,000,000 in the annual aggregate.

                  (c) Manager Insurance. Manager shall, at its cost, purchase errors and omissions liability insurance in an amount appropriate to the liability risk assumed by Manager and its Affiliates, with limits of at least $5,000,000 in the annual aggregate.

         6.2 RECORDS. PHO shall maintain records and procedures as may be required to account accurately for all Covered Services and other medical services provided pursuant to this Agreement. Such records shall be kept in accordance with generally accepted accounting principles, consistently applied, and recognized standards of professional practice.

         6.3      INDEMNIFICATION.

                  (a) PHO Indemnification. PHO shall indemnify, hold harmless and defend Manager, its officers, directors, employees, agents, successors and assigns, from and against any liability, loss, damage, claim, cause of action, cost or expense, including reasonable attorneys' fees, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of Covered Services or other medical services or any other acts or omissions by PHO or its Participating Physicians or other Providers during the term hereof.

                  (b) Manager Indemnification. Manager shall indemnify, hold harmless and defend PHO, its officers, directors, employees, agents, successors and assigns, from and against any liability, loss, damage, claim, cause of action, cost or expense, including reasonable attorneys' fees, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of its duties and responsibilities hereunder or other administrative services contemplated herein or any other acts or omissions by Manager or its Subcontractor during the term hereof.

                                  ARTICLE VII
                            COMPENSATION TO MANAGER

         7.1 BASIS OF SERVICE FEE. PHO and Manager mutually recognize and acknowledge that Manager will incur substantial costs on behalf of PHO, defined herein as Manager Expenses, in providing support services, personnel, management, administration and other items and services that are the subject matter of this Agreement and in connection with the creation and use of systems and administrative programs. PHO and Manager further recognize that certain of such costs and expenses can vary to a considerable degree. Furthermore, PHO and Manager agree that it will be impracticable to ascertain and segregate the exact costs and expenses that will be incurred by Manager from time to time in performance of its obligations under this Agreement. Therefore the parties agree to the following fee arrangement.

         7.2      SERVICES FEES

                  (a) Fixed Component Service Fee. PHO shall pay Manager the service fees set forth in Exhibit D, which per member per month fees shall vary by character of the Payor Contracts managed (whether commercial, Medicaid or Medicare), the volume of enrollees, and whether hospital full risk funds are also managed.

                  (b) Incentive Fee. From time to time the PHO is expected to accumulate an PHO Surplus. When Manager and PHO mutually determine, on a quarterly basis, that sufficient funds are available to met PHO contingencies and cash flow needs, it may distribute sixty five percent (65%) of such PHO Surplus to PHO with the understanding that fifteen percent (15%) of such amount will be paid to PHO's key participant group pursuant to Manager's recommendations as to distributions to key physicians and consistent with PHO's Key Participant Group Compensation Plan. Manager will receive twenty percent (20%) as the incentive component of its service fee. PHO owner shall receive the remaining fifteen percent (15%) of earnings to be distributed as determined by the PHO at its sole discretion.

         7.3 PHO EXPENSES. PHO shall be responsible for bearing the cost of the items identified as PHO Expenses, and Manager shall have no liability therefor. PHO expenses shall be excluded from calculation of Surplus for determination of Manager's incentive share.

         7.4 MANAGER EXPENSES. Manager shall be responsible for bearing the cost of the items identified as Manager Expenses, and PHO shall have no liability therefor.

         7.5 MANAGER'S COMPENSATION FOR NON-RISK CONTRACTS. In the event PHO engages Manager to render management and administrative services in connection with non-risk/noncapitated contracts, the fee the Manager will charge to PHO for such services shall not exceed the Manager's actual cost of rendering the services. Fees for non-risk contracts are described in Exhibit D. Fees will be subject to annual review of costs and determination of Manager's ability to provide the scope of services required by PHO. Incentive revenues and other earnings in excess of these fees shall not be used to determine surplus for the purposes of calculating Manager's incentive compensation.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 TERM OF AGREEMENT. This Agreement shall commence on the date first set forth above, and shall expire on the third (3rd) anniversary of such date unless extended or earlier terminated pursuant to the terms hereof.

         8.2 EXTENDED TERM. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be extended automatically for up to two (2) additional terms of two (2) years each, unless either party delivers to the other party, not less than twelve (12) months prior to the expiration of the then current term, written notice of such party's intention not to extend the term of this Agreement.

         8.3 BANKRUPTCY AND INSOLVENCY. This Agreement shall terminate, at the option of the other party, upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by a party, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of insolvency by a party, except for the filing of a petition in involuntary bankruptcy against a party with the dismissal thereof within thirty (30) days thereafter.

         8.4 FAILURE OF PERFORMANCE. If Manager substantially fails to perform any material duty or obligation imposed upon it by this Agreement (as set forth on Exhibit C) and such default shall continue for a period of thirty
(30) days after written notice thereof specifying the nature of the default has been given to Manager by PHO, PHO may terminate this Agreement upon sixty (60) days prior written notice and seek relief or any other damages caused by Manager. If PHO shall fail to perform any material duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of sixty
(60) days after written notice thereof specifying the nature of the default has been given to PHO by Manager, Manager may terminate this Agreement upon sixty
(60) days prior written notice and seek relief or any other damages caused by PHO. If Manager is notified of default and subsequently cures the breach on more than three (3) occasions in any twelve (12) month period, PHO may consider such as a material failure to perform and may terminate this agreement within sixty
(60) days prior written notice and seek relief or other damages caused by PHO.

         8.5 TERMINATION BY AGREEMENT. In the event PHO and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

         8.6 EFFECT OF TERMINATION. Upon termination of this Agreement, neither party shall have any further obligations hereunder, except for (i) obligations accruing prior to the effective date of termination, and (ii) obligations, promises or covenants set forth herein that are expressly made to survive termination of this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 NON-SOLICITATION. PHO agrees that for the term of this Agreement or in the event of termination, for a period of one (1) year thereafter, it shall not directly or indirectly hire or solicit, or attempt to hire or solicit, an employee of Manager or its assignees or successors, or request or induce, or attempt to request or induce, a then employee of Manager or its assignees or successors, to terminate his or her employment and accept employment with another entity. Notwithstanding the foregoing, the PHO shall not be restricted from hiring any persons who were employees of the PHO prior to the date hereof who have not subsequently entered into an agreement for employment with Manager, PhyCor or any of its affiliates.

         9.2 OWNERSHIP OF SYSTEMS AND INFORMATION. PHO hereby acknowledges that the management information system to be used by Manager or its assignees in the performance of the obligations hereunder is and shall remain the exclusive property of Manager or its assignees. Other than the medical records, which shall remain at all times the property of the Participating Physicians and any raw data and reports attributable to PHO Beneficiaries, all records, files, memoranda, outcomes data and all information and prepared by Manager or its assignees in the performance of its obligations hereunder, shall be and remain the property of Manager and PHO. Upon termination of this Agreement, PHO shall promptly return to Manager or its assignees, all such materials in its possession and shall not thereafter remove or cause removal thereof from the premises of Manager or its assignees.

         9.3 ASSIGNMENT. Manager shall have the right to assign its rights and obligations hereunder to any affiliate of Manager and Manager may contract with other entities in order to meet any and all of its obligations under this Agreement. Manager shall have the right to assign its rights hereunder to any lending institution, for security purposes or as collateral, from which Manager obtains financing. Notwithstanding, Manager shall not have the right to assign this Agreement to any company whose principal line of business is hospital management or the business of insurance without the prior written consent of PHO, which shall not be unreasonably withheld. PHO shall have the right to assign its rights or obligations hereunder to any affiliate of PHO so long as affiliate is not engaged in the business of insurance or in practice management, PHO and IPA management or other business which creates a conflict of interest with Manager. Any other assignment shall be without the written consent of Manager which consent will not be unreasonably withheld.

         9.4 WHOLE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached hereto.

         9.5 NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

TO PHO:                             HEALTH OPTIONS ILLINOIS, INC.

                                    James P. McNichols, VP/CFO
                                    -------------------------------------------
                                    1324 N. Sheridan Rd.
                                    -------------------------------------------
                                    Warkegan, IL 60085
                                    -------------------------------------------
                                    Attn: President


TO MANAGER:                         NORTH AMERICAN MEDICAL MANAGEMENT-ILLINOIS,
                                    INC.
                                    188 Industrial Drive, Suite 428
                                    Elmhurst, Illinois 60126
                                    Attn: Executive Director

WITH A COPY TO:                     NORTH AMERICAN MEDICAL MANAGEMENT, INC.
                                    30 Burton Hills Boulevard
                                    Suite 400
                                    Nashville, TN 37215
                                    Attn: General Counsel

or to such other address as either party shall notify the other in writing.

         9.6 BINDING ON SUCCESSORS. This Agreement shall be binding upon the parties hereto, and their respective successors and assigns, if any. It is not the intention of PHO or Manager that Payors or Beneficiaries shall be third party beneficiaries of the obligations of either party to this Agreement, and no such Payors and Beneficiaries shall have the right to enforce any such obligations.

         9.7 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

         9.8 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable.

         9.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

         9.10 ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         9.11 ATTORNEYS' FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         9.12 CONFIDENTIALITY. Except for disclosure to its attorneys, bankers, underwriters or lenders, or as necessary or desirable for the conduct of business, including negotiations with acquisition candidates, neither party hereto shall disseminate or release to any third party or use for the benefit of any person or entity, any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement without the other party's written approval. Provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law or pursuant to court order.

         9.13 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event that any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency, or legal counsel expert in such matters in a manner that indicates that the structure of this Agreement may be in violation of such laws or regulations, PHO and Manager shall amend this Agreement as necessary to assure compliance with legal requirements. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between PHO and Manager.

         9.14 REMEDIES CUMULATIVE. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         9.15 COMMUNICATIONS. PHO and Manager agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other and to cooperate in the provision of the services to be provided hereunder. Further, the parties hereto agree to deal with each other in good faith.

         9.16 INDEPENDENT RELATIONSHIP. It is mutually understood and agreed that PHO and Manager, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership or joint venture relationship, or to allow Manager to exercise control or direction over the manner or method by which the Participating Physicians perform Covered Services or other professional health care services. Manager shall be the agent of PHO solely to perform Manager's obligations set forth in this Agreement that are related to the management of PHO's business and not with respect to provision of Covered Services.

         9.17 EVENTS EXCUSING PERFORMANCE. Manager and PHO shall not be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities or acts of God for so long as such events continue, and for a reasonable period of time thereafter.

         IN WITNESS WHEREOF, this Agreement is entered into and executed as of the date first written above.

                                    PHO:

                                    HEALTH OPTIONS ILLINOIS, INC.


                                    By: /s/ James McNichols
                                       ----------------------------------------
                                            James McNichols
                                       ----------------------------------------
                                             Printed Name

                                    Title: Secretary
                                          -------------------------------------

                                    MANAGER:

                                    NORTH AMERICAN MEDICAL MANAGEMENT-
                                    ILLINOIS, INC.


                                    By: /s/ Howard Hamilton
                                       ----------------------------------------
                                            Howard Hamilton
                                       ----------------------------------------
                                             Printed Name

                                    Title: President
                                          -------------------------------------